EXHIBIT 99.77O

                             RULE 10F-3 REPORT FORM
                         Record of Securities Purchased
                               (Sub-Advisor Name)


1. Name of Portfolio/Series:  The Lincoln Variable Insurance Products Trust
                              Growth Opportunities Fund

2. Name of Issuer:  Orient-Express Hotels Ltd.

3. Underwriter from whom purchased:  Citigroup Global Markets Inc.

4. Affiliated Underwriter managing or participating in underwriting syndicate:
   Merrill Lynch, Pierce, Fenner & Smith Incorporated

5. Aggregate principal amount of purchase by all investment companies advised by the Adviser 145,000 shares

6. Aggregate principal amount of offering:  8,611,565 shares

7. Purchase price (net of fees and expenses):  $4,640,000

8. Offering price at close of first day on which any sales were made:
   $32.00

9. Date of purchase:  11/17/05

10. Date offering commenced:  11/17/05

11. Commission, spread or profit:  4.75%   $    $1.52/share

12. Have the following conditions been satisfied?   Yes     No

    a. The securities are:

       part of an issue registered under the
       Securities Act of 1933 which is being         X
       offered to the public;                       ---     ---

       part of an issue of Government Securities;            X
                                                    ---     ---
       Eligible Municipal Securities;                        X
                                                    ---     ---

       sold in an Eligible Foreign Offering; or              X
                                                    ---     ---

       sold in an Eligible Rule 144A offering?               X
                                                    ---     ---